UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2012

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2012 the Government of the Republic of Tajikistan ratified the Production Sharing Agreement with our subsidiary, Joint Closed Stock Company Somon Oil.

Under the terms of the Production Sharing Agreement, Somon is granted the exclusive right and authority to carry out all petroleum exploration, development and production activities in the contract area for a term of 30 years (with the right, under specified circumstances, to renew for up to two additional five year periods). The agreement provides for a framework within which exploration, development and production activities will be planned, conducted and paid for and it determines how funds invested by Somon will be recovered and how profit oil will be shared between the government and Somon. The agreement provides for the establishment of a Board of Directors (with six directors, three to be selected by Somon and three to be selected by the Government of Tajikistan), grants to Somon the right to appoint an operator for the project and obligates the Government of Tajikistan to assist Somon in its exploration, development and production activities.

Santos International Ventures Pty Ltd (“Santos”), a wholly owned subsidiary of Santos Limited, holds an option pursuant to which it can acquire a 70% interest in Somon. The ratification of the PSA was the last step for Santos to exercise its option to farm in pursuant to the option agreement signed between DWM Petroleum AG, a 100% subsidiary of Manas, Santos and Anawak on December 10, 2007. The Santos option will expire if it is not exercised within three months of the award of the Agreement.

Item 8.01 Other Events.

A copy of our news release dated May 9, 2012 is furnished herewith.

Item 9.01 Financial Statements and Exhibits.

99.1	News release dated May 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Date: May 9, 2012